EXHIBIT 12


                UNIROYAL CHEMICAL COMPANY, INC.

         Computation of Earnings to Fixed Charges Ratio
                   (In thousands of dollars)

                                       Three
                   Year      Year      Months     Year      Year       Year
                   Ended     Ended     Ended      Ended     Ended      Ended
                   Dec.26,   Dec.27,   Dec.28,    Sep.28,   Oct.1,     Oct.2,
                    1998      1997      1996       1996      1995       1994

Earnings (loss) before
 fixed charges:

 Income (loss) from
  continuing
  operations
  before income
  taxes (1)       $227,086  $ 92,886  $(1,325)  $(30,761) $ 34,369  $(204,925)

 Interest and
  debt expense      86,512    96,011   24,814    106,456   114,034    128,567

 Undistibuted
  (earnings) loss
  of less than
  50% owned
  affiliates          (682)    2,135      149        362       149        (32)

 Interest portion
  of rent expense    3,055     3,138      663      2,705     2,193      2,051

Earnings (loss
 before fixed
 charges:         $315,971  $194,170  $24,301   $ 78,762  $150,745  $ (74,339)

Fixed charges:
 Interest and
  debt expense      86,512    96,011   24,814    106,456   114,034    128,567

 Interest portion of
  rent expense       3,055     3,138      663      2,705     2,193      2,051

 Capitalized
  interest             947       364       68      1,677     2,518       378

Fixed charges:    $ 90,514  $ 99,513  $25,545   $110,838  $118,745  $ 130,996

Deficiency in earnings
 available to cover
 fixed charges                          1,244     32,076              205,335


Ratio of earnings to
 fixed charges        3.49      1.95                          1.27


(1) Includes $33.6 million of facility closure costs in 1998, $10.0 million of severance and other costs and a $13.5 million special environmental provision in 1997, $52.6 million of merger and related costs and a $30 million special environmental provision in the year ended September 28, 1996, and a $191 million write-off of intangible assets in the year ended October 2, 1994.